ACCOUNTANTS' CONSENT


The Board of Directors
KVH Industries, Inc. and Subsidiary:

We consent to incorporation, by reference in the Registration Statement No. 333-01258 on Form S-8, of our reports dated February 10, 1999, relating to the consolidated balance sheets of KVH Industries, Inc., and subsidiary as of December 31, 1998 and December 1997 and the related consolidated statements of operations, stockholders' equity, and cash flows and related schedule for each of the fiscal years in the three-year period ended December 31, 1998, which reports on the consolidated financial statements and on the related schedule are included in the Annual Report on Form 10-K of KVH Industries, Inc., for the fiscal year ended December 31, 1998.





/s/ KPMG LLP

Providence, Rhode Island
 March 23, 1999